UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSTUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the year ended December 31, 2023

Fisher Wallace Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11229

Delaware	84-2859247
(State or other jurisdiction of incorporation or organization)	(Employer Identification Number)

630 Flushing Avenue – Box 84 Brooklyn, NY 11206	800-692-4380
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

Class B Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “the company” or “us” or “we” refers to  Fisher Wallace Laboratories, Inc.

Forward-Looking Statements

This Annual Report on Form 1-K may contain forward-looking statements relating to, among other things, the company, its business plan and strategy, and its industry. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” , “draft”, “initial”, “future”, or the negative of these terms or other variations and similar expressions or statements regarding future periods are intended to identify forward-looking statements. Any such statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause actual results to differ materially. Any forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within our most recent filings with the Securities & Exchange Commission at https://www.sec.gov/edgar/browse/?CIK=1787792.

ITEM 1. BUSINESS

This discussion should be read in conjunction with (1) the other sections of this Report, including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the attached Financial Statements and related exhibits, and (2) our most recent filings with the Securities & Exchange Commission at https://www.sec.gov/edgar/browse/?CIK=1787792, including, but not limited to, our most recent Form C filed with the Securities & Exchange Commission on March 28, 2024, at https://www.sec.gov/Archives/edgar/data/1787792/000178779224000004/offeringcircular328.pdf (the “March 2024 Form C”).

Business Summary

The company develops and manufactures wearable transcranial alternating current stimulation (“tACS”) technology, also known as Cranial Electrotherapy Stimulation technology, for the treatment of neuropsychiatric and cognitive disorders, and wellness purposes. In April 2023, the company ceased marketing its Version 1.0 technology after generating more than $40 million in revenue under temporary FDA clearance, and now focuses on developing and commercializing its Version 2.0 technology, called OAK. See March 2024 Form C - Risk Factors – “As a result of government regulation, we have ceased commercially distributing our Version 1.0 device in the United States and will only commercially distribute our Version 2.0 device if and when it is granted approval or clearance by the FDA. The inability to commercially distribute our Version 1.0 device has and will limit our ability to generate revenue until and unless we commercialize our Version 2.0 device in the United States or other markets.”

Our Version 2.0 technology has been validated in two clinical trials, conducted between 2022 and 2023, to be rapidly effective and safe when treating depression or anxiety. Patients use the device at home twice a day for 20 minutes per treatment session.

We believe the depression and anxiety treatment markets are inadequately served by drug therapy and behavioral therapy. We compete with these standards of care by offering an easy-to-use, low-risk, rapidly effective and affordable treatment option that may be prescribed via telemedicine and shipped directly to patients at home. The customer base for our devices is large and growing, and we believe that the demand for mental health treatment will remain high for the foreseeable future. Additionally, there is tremendous clinical need within the US Department of Veterans Affairs and among patients served by Medicaid, and we intend to pursue insurance reimbursement for our technology in these markets.

We have invested millions of dollars in clinical research and product development over the past several years with the goal of obtaining new regulatory approval in the US and Europe for our Version 2.0 technology, called OAK, that was designed in collaboration with the teams behind Beats, Nest, and the HoloLens.

We no longer generate revenue through the sale of Version 1.0 devices, and cannot generate significant revenue again unless we succeed in obtaining new regulatory approval and clearance for, and successfully commercialize, our Version 2.0 technology. See March 2024 Form C - Risk Factors - “We are seeking FDA approval and clearance for our Version 2.0 Device, and may not receive such approval or clearance; failure to obtain approval or clearance for our Version 2.0 device will limit our ability to generate revenue in the United States.”

Intellectual Property

We have filed a provisional patent application covering the therapeutic output and industrial design of our Version 2.0 device; however, a patent may never be issued or certain claims may be rejected or may need to be narrowed, which may limit the protection we are attempting to obtain. We do not consider patent protection as strong a barrier to competition as regulatory clearance and approval, as the latter requires significant investments of time and money in clinical research. We may seek additional intellectual property protection in the course of our development of new products and subsequent versions of our products. We currently own trademarks for our brands, including OAK®, and their respective domain names.

Employees

After ceasing to commercially distribute our Version 1.0 device, we streamlined operations to focus on research and development, as well as regulatory affairs, with a full-time CEO who leads a team of part-time customer service and finance employees, consultants, advisors, and freelancers, allowing the company to maintain minimal fixed overhead during its development phase, until it approaches commercial distribution of its Version 2.0 technology. In addition to various consultants, we currently have two full time and one part-time employees.

Property

Our corporate headquarters is located at 630 Flushing Avenue, Brooklyn – Box 104, New York, where we currently lease 1,694 square feet of office space.

Competitors and Industry

Our products primarily compete with drug therapy and behavioral therapy, however, our products may be used in conjunction with these standards of care. Additional competitive technologies include transcranial magnetic stimulation, vagal nerve stimulation, and other forms of cranial electrotherapy stimulation. Many of our competitors have more access to capital and marketing/sales channels and human resources than we do. They may succeed in developing and marketing competing products earlier than us, or products that are superior to ours. There can be no assurance that our competitors will not render our technology or product obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that competition will intensify.

Legal Proceedings

We are currently engaged in disputes with several prior vendors that we believe have not fulfilled their commitments or acted fraudulently, and, if not resolved, one or more of these disputes may lead to litigation or arbitration proceedings.

We are disputing $1,223,030, plus interest and fees, in digital advertising invoices from a vendor that we believe grossly misrepresented the performance of its advertising. While we have attempted to negotiate a reasonable settlement (and continue to do so), the vendor may file an arbitration proceeding to pursue the full amount. If that occurs, we intend to vigorously defend ourselves and may even bring a counterclaim(s) against the vendor.

We are disputing a $317,932 invoice from a terminated manufacturing vendor in China that shipped us defective products. We are actively engaged in negotiating an amenable settlement agreement for a fraction of the contested invoice. However, failure to reach a settlement will likely result in a lawsuit or arbitration proceeding. If such a proceeding is commenced, we intend to vigorously defend ourselves.

We are disputing a $124,954.50 invoice from a testing laboratory. We believe we were significantly overbilled, and are currently attempting to negotiate a reasonable settlement. If a settlement cannot be reached, we believe an arbitration proceeding or lawsuit would follow. If such a proceeding is commenced, we intend to vigorously defend ourselves.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the twelve-month period ended December 31, 2023 (the “2023 Annul Period”), and the twelve-month period ended December 31, 2022 (the “2022 Annual Period”) should be read in conjunction with our audited consolidated financial statements and the related notes included in this report.

Overview

We were formed as a Delaware corporation on August 23, 2019, and our headquarters are in New York, New York. Our predecessor-in-interest, Fisher-Wallace Laboratories, LLC, sold us substantially all of its assets in September 2019. We manufacture and market wearable medical devices for the treatment of depression, anxiety and insomnia. Our flagship product, the Fisher Wallace Stimulator® is currently approved in the United States, Europe, Canada, Mexico and Brazil to treat depression, anxiety and insomnia.

Results of Operation

Sales

For the 2023 Annual Period our net sales were $2,019,528, compared to $4,739,387 for the 2022 Annual Period. We anticipate had a significant decrease in revenue during 2023 and expect the same to continue during 2024, until and unless we obtain approval or clearance for our Version 2.0 “fixed output” device. Our FDA marketing clearance provided for our older, variable output device for the treatment of depression expired on April 6, 2023, resulting in us only able to market our Version 1.0 device for the treatment of anxiety and/or insomnia, and as a general wellness device. We expect that the FDA will designate a date in the near future by which the marketing clearance of our variable output device to treat anxiety and insomnia will also expire, after which we will only be able to market our Version 1.0 device as a general wellness device. We expect that our inability to market our Version 1.0 device for the specific designations of depression and anxiety and/or insomnia, will result in a significant reduction of revenue until and unless we obtain approval or clearance for our Version 2.0 device. We intend to apply for approval and clearance for our Version 2.0 device in markets outside the United States as well as within the United States.

Cost of Goods Sold

For the 2023 Annual Period, our cost of goods sold was $350,736 compared to $1,096,113 for the 2022 Annual Period. The significant decrease in the cost of goods sold during 2023, is primarily a result of the decrease in sales volume.

Gross Profit

For the 2023 Annual Period, our gross profit was $1,668,791 compared to $3,643,274 for the 2022 Annual Period.

Operating Expenses

Our operating expenses consist of advertising marketing and sales expenses, general and administrative expenses and research and development expenses. For the 2023 Annul Period, our operating expenses were $3,216,230,including $1,210,616 for advertising, marketing and sales, $1,373,965 for general and administrative and $631,649 for research and development.

For the 2022 Annual Period, our operating expenses were $10,398,801, including $5,139,819 for advertising and marketing, $2,308,252 for general and administrative and $2,950,730 for research and development.  The significant decrease in both income and expense in 2023 was due to the expiration, on April 6, 2023, of our FDA marketing clearance for our older, variable output device for the treatment of depression, resulting in our inability to market our product for the treatment of depression.

Loss From Operations

Our loss from operations was $1,547,439 for the 2023 Annual Period, compared to $6,755,527 for the 2022 Annual Period.

Other Expenses

Other Expenses for the 2023 Annual Period were $96,944, including $89,444 in interest expense related to our various credit lines, and $7,500 expense for settlement of a contract dispute. Other Expenses for the 2022 Annual Period were $245,888 including $247,239 in interest expense related to our various credit lines, offset by a small gain in currency exchange.

Net Loss

Our net loss for the 2023 Annul Period was $1,664,382, compared to a net loss of $7,073,744, for the 2022 Annual Period. The significant decrease in losses is primarily a result of ceasing sales and related operating expenses, while we concentrate on development of the next version of our device and on completion of clinical trials.

Liquidity and Capital Resources

Since our inception we have raised over $10,000,000 through various securities offerings, which we have used for operations.  As of December 31, 2023, we had $311,160 in cash and cash equivalents, compared to $128,229 as of December 31, 2022. As of March 31, 2023, we had approximately $233,410 in cash on hand.

As of December 31, 2023, we had capital resources available in the form of a line of credit for $200,000 from Bing, and recurring access to Shopify Capital advances against revenue that typically amounts to approximately one month of revenue. As of September, 25, 2023, however, we ceased advertising on Google or Bing as we no longer market or distribute our Version 1.0 device. Our inability to market our Version 1.0 device for the specific designations of depression and anxiety and/or insomnia, has resulted in a significant reduction of revenue, and shall continue to do so until and unless we obtain approval or clearance for our Version 2.0 device.

We will incur significant additional costs in finalizing the development of our new Version 2.0 device, including, expenses in completing clinical trials and FDA approvals, in production, marketing, sales and customer service, and intend to continue to fund our operations through funds received from various securities offerings, future fundraising campaigns, and additional debt and/or equity financings as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development and marketing, which could harm our business, financial condition and operating results. Accordingly, our independent auditor’s report includes a paragraph regarding substantial doubt about our ability to continue as a going concern.

Debt

We have an American Express credit card, which accrues interest on outstanding balances of 9% per annum.  As of December 31, 2023, we had $94,215 outstanding under our American Express card.

We have a Chase credit card, which accrues interest on outstanding balances of 21.24% per annum.  As of December 31, 2023, we had $122,431 outstanding under this card.

We have a credit line with Shopify Capital, which accrues interest at 13% and any advances must be repaid daily.  As of December 31, 2023, we had $396,729 outstanding on this credit line.

We have an outstanding loan to Charles A. Fisher, our chairman, chief financial officer and secretary, in the principal amount of $576,525, plus interest in the amount of $115,305, which had accrued as of December 31, 2023.  Interest at a rate of 5% per annum accrued on the principal amount of the loan, and we will be required to repay the loan in equal monthly installments of $20,000 commencing at some point in the future.

In December 2020, we entered into a loan agreement with Clear Finance Technology Corp. (Clearbanc), pursuant to which Clearbanc paid our bills for advertising expenses to Google and Facebook amounting to $242,346 and $82,654, respectively, for a total of $325,000. Under this agreement, we assigned $364,000 of our future receivables due for payment to Clearbanc, based on 20% of our future receivables collected on a daily basis. On February 24, 2021, this loan was restructured, and we received additional loans of $150,000 after payment of $54,172 of principal on the loan. The new loan principal amount was $420,828 with a discount of $18,000. On April 28, 2021, the loan was again restructured, and we received an additional loan of $200,000 after a principal loan repayment of $156,005. The new loan principal amount was $464,823 with a discount of $24,000 to be amortized over the life of the loan.  As of December 31, 2023, the remaining balance due to Clearbanc was paid in Full and the remaining balance for Facebook was $167,514.

We also have $220,000 outstanding under Convertible Promissory Notes due to Simon Webster, a director.

Plan of Operations

Throughout the remainder of 2023, we intend to focus the continued development of and obtaining new regulatory clearance for our Version 2 product. The extent to which we will be able to meet these goals depends upon the funds raised in this offering.

ITEM 3.  DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees
Kelly Roman	Chief Executive Officer and Director	49	August 2019 – Present	NA
Charles A. Fisher	Chief Financial Officer, Secretary and Director	66	August 2019 – Present	NA
Simon Webster	Director	53	December 2021 - Present	NA

There are no arrangements or understandings between executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

Kelly Roman, has served as our chief executive officer and director since our inception in August 2019. As Chief Executive Officer, Mr. Roman is responsible for our strategy and execution, with a focus on advertising, email marketing, content, product development, regulatory affairs, and clinical trial strategy. Between July 2009 and August 2019, Mr. Roman served as the Chief Executive Officer of our predecessor organization, Fisher-Wallace Laboratories, LLC, a New York limited liability company. Mr. Roman graduated from Harvard College, and served as an award-winning executive in the digital advertising (Nielsen) and SaaS industries (Oddcast)

Charles A. Fisher, has served as our Chairman, Chief Financial Officer and Secretary since our inception in August 2019. As Chief Financial Officer, Mr. Fisher manages device manufacturing, inventory, office staff, public relations, financial controls, and governmental reporting. Since January 2007, Mr. Fisher has served as the manager and Chief Financial Officer of our predecessor organization, Fisher-Wallace Laboratories, LLC, a New York limited liability company. Mr. Fisher is a graduate of Harvard College, and an entrepreneur with extensive career experience in building consumer products companies.

Simon Webster, has served as a director since December 2021. Since March 2021, Mr. Webster has served as Chief Executive Officer of SHUL Capital, a venture capital firm focusing on investments in sleep, health, fitness and leisure. Between November 2019 and March 2021, Mr. Webster served as Group Chief Executive Officer of CPA Global, an IT services and consulting business, and served as the Chief Executive Officer of CPA Global between October 2015 and November 2019. Since November 2021, he has served as a Director of Jersey Bulls Football Club.

Compensation

The table below reflects the annual compensation paid by us and our predecessor-in-interest, to our only officers and directors during the fiscal year ended December 31, 2023:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation		Total Compensation
Kelly Roman	Chief Executive Officer and Director	$33,280	$0		$33,280

Charles A. Fisher	Chief Financial Officer, Secretary and Director	$0	$8,511.30	(1)	$8,511.30

(1)	Represents medical insurance premiums.

The directors do not receive any compensation for their service as directors.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our Class A Shares and our Series Seed Preferred (which are our only voting securities) as of March 31, 2023, by each person whom we know owned, beneficially, more than 10% of the outstanding Class A Shares or Series Seed Preferred, and all of the current officers and directors as a group, however, excluding, any Class A Shares that have been sold in our current Regulation A+ Offering.

We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner (1)	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable		Percent of Class (4)
Class A Shares	Charles A. Fisher	3,775,651	0		61.45%
Class A Shares	Kelly Roman	1,335,999	0		21.74%
Class A Shares	Simon Webster (2)	98,691	933,727	(3)	16.06%
Class A Shares	All directors and officers as a group (3 persons)	5,210,341	933,727	(3)	84.80%
Series Seed Preferred	Simon Webster (2)	933,727	0		100%
Series Seed Preferred	All directors and officers as a group (1 person)	933,727	0		100%

(1)	The business address of Mssr. Fisher and Roman is 630 Flushing Avenue – Box 84, Brooklyn, NY 11206, and the business address of Mr. Webster is The Cape, Mont Gras D’Eau, St. Brelade, Jersey, Channel Islands, JE3 8ED.

(2)	Mr. Webster is Chief Executive Officer of SHUFL Venture Capital Ltd., which holds all shares of Series Seed Preferred Stock. Does not include shares issuable upon conversion of $220,000 outstanding under Promissory Notes convertible into preferred stock at the lower of a 30% discount to the price per share in the next financing round, or a $25,000,000 valuation.

(3)	Represents 98,691 Class A Shares issuable upon conversion of Series Seed Preferred.

(4)	Percentage for Class A Shares assume conversion of all outstanding Series Seed Preferred.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During 2017 and 2018, Charles A. Fisher, our chairman, chief financial officer, secretary, and holder of over 20% of our voting securities, extended loans to Fisher-Wallace Laboratories, LLC, in the aggregate amount of $576,525. Pursuant to an Asset Purchase Agreement entered into in or about September 2019, Fisher-Wallace Laboratories, LLC, sold us substantially all of its assets in exchange for 5,999,999 Class A Shares, and we assumed all of the liabilities of Fisher-Wallace Laboratories, LLC, including, the Note. On November 17, 2022, we memorialized such loans by issuing Mr. Fisher a Promissory Note in the amount of $576,525. Pursuant to the Promissory Note, interest at a rate of 5% per annum commenced accruing on the principal amount of the Note on January 1, 2020, and the Note was due and payable at such times as funds are reasonably available to the company. On November 17, 2021, the Note was amended to provide that the Note shall be repaid in monthly installments of $20,000 commencing on April 1, 2022. On July 5, 2022, the Note was amended to extend the repayment commencement date to April 1, 2023.

In December 2021, we engaged in an offering under Rule 4(1)(a) of the Securities Act, pursuant to which we sold 456,905 shares of Series Seed Preferred for $2.7358 per share or an aggregate offering price of $1,250,000, to SHUFL Venture Capita LTD. (“SHUFL”). Upon the closing of such offering, Simon Webster, the Chief Executive Officer of SHUFL, was appointed a director. Pursuant to the exercise of an option by the holders of Series Seed Preferred, in March 2022, we sold an additional 456,904 shares of Series Seed Preferred to SHUFL in exchange for $2.7358 per share or an aggregate offering price of $1,250,000. Pursuant to a Side Letter Agreement, we issued SHUFL an additional 19,918 shares of Series Seed Preferred, and in connection therewith, Amended our to Amended and Restated Certificate of Incorporation, to (a) increase the authorized number of shares of Preferred Stock and Series Seed Preferred, from 913,809 shares to 933,727 shares, and (b) decrease the Series Seed Conversion Price and Series Seed Original Issue Price from $2.7358 per share to 2.6774 per share.

In July 2022, SHUFL Venture Capital LTD., purchased $250,000 in Convertible Promissory Notes in connection with our offering pursuant to Rule 506(c), of up to $750,000 in Convertible Promissory Notes. Simon Webster, a director, is the Chief Executive Officer of SHUFL. The Note is due and payable in six (6) equal monthly installments, with the first installment being due on February 30, 2023. The Note was convertible into Class A Shares, at a conversion price of $2.7358 per share. To prevent dilution to the company's stockholders, the company's founders agreed to forfeit a number of their Class A Shares equal to the number of Class A Shares issued to the investor upon the conversion of the Note. On January 4, 2023, SHUFL converted its Convertible Promissory Note into 98,691 Class A Shares, and in connection therewith, our founder’s forfeited an equivalent number of their shares of Class A Shares. Pursuant to an Investor Rights Agreement, SHUFL has the right to invest an amount equal to 20% of the principal amount of the Note, in the company’s next non-crowdfunding equity financing, at a 25% discount to the offering price in such financing.

In October 2023, in exchange for $75,000, we issued a convertible promissory note to Simon Webster, a director, in the principal amount of $75,000. The Note does not bear interest, however, we have agreed to pay Mr. Webster a $25,000 arrangement fee. The Note is convertible into common stock at the lower of a 30% discount to the price per share in the next financing round, or a $25,000,000 valuation. The Note matures on the four-month anniversary of the closing of a financing in the minimum amount of $750,000.

In October 2023, in exchange for $100,000, we issued a convertible promissory note to Simon Webster, a director, in the principal amount of $100,000. The Note does not bear interest, however, we have agreed to pay Mr. Webster a $20,000 arrangement fee. The Note is convertible into common stock at the lower of a 30% discount to the price per share in the next financing round, or a $25,000,000 valuation. The Note matures in July 2024.

ITEM 6. OTHER INFORMATION

We are seeking FDA approval and clearance for our Version 2.0 device, and may not receive such approval or clearance; failure to obtain approval or clearance for our Version 2.0 device will limit our ability to generate revenue in the United States.

We have conducted multiple clinical trials with our Version 2.0 device and are actively pursuing FDA approval and clearance. Failure to obtain FDA approval or clearance for our Version 2.0 device will limit our ability to generate revenue in the United States. We intend to apply for approval and clearance for our Version 2.0 in other markets, including in Europe, regardless of the outcomes of our US applications, but there is no guarantee we will be successful in obtaining regulatory clearance in Europe.

Our failure to comply with government regulations could adversely affect our business.

Our ability to market and sell our products is dependent on our compliance with governmental regulations such as FDA regulations, Federal Trade Commission regulations and health and safety codes, both domestically and abroad. While we believe we operate in substantial compliance with these laws, they are complex and subject to change. Our failure to comply with any of these laws could result in required changes in the design of the products, the manner in which we market our products, fines, penalties, judgments or other sanctions, including the temporary suspension of operations or a delay in the marketing and sales of our products, any of which could adversely affect our business, operations and our reputation.

A new version of our Fisher Wallace Simulator is in development and will require additional capital to be commercialized.

We have developed a new version of our technology with new therapeutic output, industrial design and packaging, as well as a mobile app to offer recurring digital health services, support usage compliance, and track symptoms and cognitive performance. If we do not have sufficient capital, or for other reasons, are unable to complete the development of or commercialize the new device, it could have a material and adverse effect on our future operations. Even if we complete its commercial development, it may fail to gain market acceptance for any number of reasons, which could materially and adversely impact the value of your investment.

Our new product could fail to achieve the sales projections we expect.

Our growth projections are based on an assumption that our new products will gain traction in the marketplace at a faster rate than our previous products have. It is possible that our new products will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

Developing new products and technologies entails significant risks and uncertainties.

We are currently in the research and development stage and have only manufactured our Version 2.0 device for research purposes. Delays or cost overruns in the development of the commercial version of our Version 2.0 device and/or failure of the product to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

Fisher Wallace Laboratories, Inc.

(Delaware Corporation)

Consolidated Financial Statements

December 31, 2023 and 2022

Fisher Wallace Laboratories, Inc.

TABLE OF CONTENTS

INDEPENDENT AUDITOR’S REPORT

April 25, 2024

To:	Board of Directors, Fisher Wallace Laboratories, Inc.

Re:	2023 and 2022 Consolidated Financial Statement Audit

We have audited the accompanying consolidated financial statements of Fisher Wallace Laboratories, Inc. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity/deficit, and cash flows for the calendar years thus ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021and 2020, and the consolidated results of its operations, shareholders’ equity/deficit and its cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the notes to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 25, 2024

FISHER WALLACE LABORATORIES, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2023 and 2022

	Consolidated
	December 31,	December 31,
	2023	2022
ASSETS
Current Assets:
Cash in banks	$311,160	$128,229
Inventories	48,573	292,050
Other current assets	1,284	19,216
Total Current Assets	361,017	439,495

TOTAL ASSETS	$361,017	$439,495

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts and credit cards payable	$1,931,225	$1,914,035
Accrued expenses	-	209,285
Loans payable, net of unamortized discount	569,243	427,470
Deferred revenue	721,861	1,029,556
Other current liabilities	-	-
Total Current Liabilities	3,222,329	3,580,346

Non-Current Liabilities:
Convertible notes and accrued interest	175,000	420,660
Due to related party and accrued interest	691,830	663,004
Total Non-Current Liabilities	866,830	1,083,664

Total Liabilities	4,089,159	4,664,010

Stockholders' Equity (Deficit):
Series Seed Preferred Stock	159	91
Class A voting common stock	600	600
Class B nonvoting common stock	170	143
Additional paid-in capital, net of offering costs	11,012,824	8,948,580
Class B common stock subscriptions receivable	-	(76,416)
Accumulated deficit	(14,741,895)	(13,097,513)
Total Stockholders' Equity (Deficit)	(3,728,142)	(4,224,515)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$361,017	$439,495

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

FISHER WALLACE LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2023 and 2022

	December 31,	December 31,
	2023	2022
Net sales	$2,019,527	$4,739,387
Cost of goods sold	(350,736)	(1,096,113)
Gross profit	1,668,791	3,643,274

Operating Expenses:
Advertising and marketing	1,210,616	5,139,819
General and administrative expenses	1,373,964	2,308,252
Research and development	631,649	2,950,730
Total Operating Expenses	3,216,229	10,398,801

Loss from operations	(1,547,438)	(6,755,527)

Other Expenses:
Interest income (expense), net	(89,444)	(319,568)
Other income (expense), net	(7,500)	1,351

Provision for income tax	-	-

Net Loss	$(1,644,382)	$(7,073,744)

Weighted-average vested common shares outstanding:
- Basic and Diluted	9,653,533	9,392,849

Net loss per common share
- Basic and Diluted	$(0.17)	$(0.75)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

FISHER WALLACE LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2023 and 2022

	Series Seed Preferred Stock		Class A - Common Stock		Class B - Common Stock		Additional	Subscriptions	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Receivable	Deficit	Equity (Deficit)
Balance at January 1, 2022	456,905	$46	6,000,000	$600	1,196,273	$119	$6,552,968	$(73,284)	$(6,023,769)	$456,680
Issuance of Series Seed Preferred Stock and Class B Common Stock	456,904	$45			233,285	$24	2,870,383	$(3,132)		2,867,320
Offering costs							(474,771)			(474,771)
Net income (loss)									(7,073,744)	(7,073,744)
Balance at December 31, 2022	913,809	$91	6,000,000	$600	1,429,558	$143	$8,948,580	$(76,416)	$(13,097,513)	$(4,224,515)
Issuance of Preferred Stock and Common Stock	67,400	$68			269,526	$27	2,064,244	$76,416		2,140,755
Net income (loss)									(1,644,382)	(1,644,382)
Balance at December 31, 2023	981,209	$159	6,000,000	$600	1,699,084	$170	$11,012,824	$-	$(14,741,895)	$(3,728,142)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

FISHER WALLACE LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2023 and 2022

	Consolidated
	December 31,	December 31,
	2022	2022
Cash Flows from Operating Activities
Net Loss	$(1,644,382)	$(7,073,744)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
(Increase)/decrease in inventories	243,477	(258,360)
(Increase)/decrease in security deposit		21,167
(Increase)/decrease in other current assets	17,932	(4,050)
Increase/(decrease) in accounts payable	17,190	1,495,552
Increase/(decrease) in accrued expenses	(209,285)	134,797
Increase/(decrease) in other current liabilities		(1,759)
Increase/(decrease) in deferred revenue	(307,695)	1,029,556
Increase/(decrease) in due to related party	86,479	86,479
Net Cash Used in Operating Activities	(1,796,284)	(4,570,362)

Cash Flows from Financing Activities
Proceeds from/(repayement of) loans, net	(161,540)	376,662
Proceeds from issuance of equities	2,140,755	2,557,749
Offering costs	-	(165,200)
Net Cash Provided by Financing Activities	1,979,215	2,769,211

Net Change In Cash	182,931	(1,801,151)

Cash at Beginning of Period	128,229	1,929,380
Cash at End of Period	$311,160	$128,229

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$89,444	$319,568
Cash paid for income taxes	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Fisher Wallace Laboratories Inc. (the “Company”), is a corporation formed on August 23, 2019 in the State of Delaware. Fisher Wallace Laboratories LLC (the “LLC”), a Delaware limited liability company organized on December 29, 2006 under common ownership and control as the Company. In September 2019, the LLC Company merged with the Company in an acquisition transaction, whereby the owners of the LLC Company agreed to exchange 100% of the interests in the LLC Company for 6,000,000 shares of Company’s Class A Common Stock.

The LLC Company contributed substantially all of its assets including cash, accounts receivable, inventories, intangible assets, accounts payable and other obligations to the Company. The Company began its commercial operations with the contributed net assets of LLC in November 2019. The Company’s headquarters are in New York, NY.

The Company manufactures (through a subcontractor in China) a cranial electrotherapy stimulation device, the Fisher Wallace Stimulator, which is FDA cleared for the treatment of depression, anxiety, and insomnia. The device was invented by two electrical engineers, Saul and Bernard Liss, in the 1980’s, and has been on the market as an FDA sanctioned device since 1991. The device uses a mild form of alternating current to stimulate key neurotransmitters, including dopamine, serotonin and beta-endorphin, and also lowers cortisol, the stress hormone.

The Fisher Wallace Stimulator restores sleep and improves mood by using patented radio frequencies to gently stimulate the brain's production of serotonin, beta-endorphin, and other key neurochemicals. Multiple published studies, including studies performed at Harvard Medical School, have proven the safety and effectiveness of the device. Patients typically use the device twice a day for twenty minutes (once in the morning and once before bedtime). The device causes no serious side effects and is safe to use while taking medication.

The Fisher Wallace Stimulator is sold primarily to consumers directly by the Company, as well as to a handful of distributors. Most of the distributors are located in the US, there is one in Mexico, and several are in Europe.

The Company have a CE/ISO mark which allows it to sell in Europe and Mexico (COFAPRISE).

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis for Consolidation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). In accordance with ASC 805-50-45-5, for transactions between entities under common control, consolidated financial statements and financial information presented for prior periods should be retroactively adjusted to furnish comparative information. Therefore, these consolidated financial statements include all accounts of Fisher Wallace Laboratories Inc. and Fisher Wallace Laboratories, LLC. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022 and for the years then ended

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1   - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2   - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3   - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2021. The carrying amounts reported in the balance sheets approximate their fair value.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. Bank deposit accounts are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2023 and 2022, the Company’s cash balances exceeded federally insured limits by $61,160 and $0, respectively.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022 and for the years then ended

Accounts Receivable

The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible.  The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.  The Company has determined an allowance on its accounts receivable is not necessary as of December 31, 2023 and 2022.

Inventories

Inventories are stated at the lower of cost or market and accounted for using the First In First Out (FIFO) method. As of December 31, 2023 and 2022, the Company’s inventory balances amounting to $48,573 and $292,050, respectively, consisted primarily of medical devices. The Company regularly evaluates inventory for possible impairment and estimate inventory market value based on several subjective assumptions including estimated future demand and market conditions, as well as other observable factors such as current sell-through of the Company's products, recent changes in product demand, global and regional economic conditions, historical experience selling through liquidation and price discounted channels, and the amount of inventory on hand. If the estimated inventory market value is less than its carrying value, the carrying value is adjusted to market value and the resulting impairment charge is recorded in costs of net revenues in the consolidated statements of operations. The Company records no impairment and obsolescence reserves against its inventory balances as of December 31, 2023 and 2022.

Patents

The Company capitalizes patent filing fees and it expenses legal fees, in connection with internally developed pending patents. The Company also will capitalize patent defense costs to the extent these costs enhance the economic value of an existing patent. Patents are amortized over the expected period to be benefited, not to exceed the patent lives, which may be as long as 17 years. The Company’s patent was acquired in 2019 from LLC in the capital contribution of the Company. While the management believes the patent to be an integral part of the Company’s commercial operation, LLC had fully amortized the asset prior to assignment.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. No adjustments to revenue recognition were required from the adoption of ASC 606, which was adopted January 1, 2019 and retroactively applied to the periods presented. The Company generally recognizes revenues upon shipment of its products.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022 and for the years then ended

Shipping and Handling

Costs incurred for shipping and handling are included in cost of revenue at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as part of sales revenue in the consolidated statements of operations.

Cost of Goods Sold

Cost of Goods Sold include the cost of stimulator, batteries, accessories and spare parts, device bags, labels, strap material, transportation from the manufacturer including tariffs, and mandated device testing. Starting in 2022, sales fees, including Shopify and PayPal will be expensed under advertising marketing and sales expense, rather than under cost of goods sold, as in the past..

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

From its inception until September 2019, the Company was subject to taxation as a limited liability company, and therefore was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying consolidated financial statements during that period.

For the period after the September 2019 conversion, the Company was taxed as a corporation. The Company pays Federal and State income taxes at rates of approximately 21% and 6.5%, respectively, and has used an effective blended rate of 26% to derive at deferred tax assets. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforward, the Company has recorded a full valuation allowance to reduce the deferred tax asset to zero. As a result, the Company’s net effective tax rate was 0% for the years ended December 31, 2023 and 2022.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022 and for the years then ended

The Company files U.S. federal and state income tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive. The basic and dilutive earnings or loss per share data are provided in the consolidated statement of operations.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company sustained net losses for the years ended December 31, 2023 and 2022, respectively, and has accumulated deficit of $14,741,895 as of December 31, 2023. The Company has not yet generated significant revenues and has negative cash flows from operating activities for the years ended December 31, 2023 and 2022, respectively. In addition, the Company faces significant economic uncertainty due to interest rate increases and the anticipated economic slowdown.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Also, see Note 9 for additional information regarding the Company’s clearance to market its devices under authorization from the US Food and Drug Administration.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022 and for the years then ended

NOTE 4:  DEBT INSTRUMENTS

The Company’s loans payable as of December 31, 2023 consist of:

Shopify loans	$396,730
Facebook loans	167,513
Related party loan	5,000
Loans payable	$569,243

Convertible Notes

From August to October 2022, the Company issued $414,500 in notes convertible to Class A shares at 8 percent interest, accrued at issuance. The notes convert at a price of $2.7358 per share. Interest payments begin the last day of the seventh month after issuance in six equal monthly installments. As of December 31, 2022, one note worth $25,000, plus $2,000 in interest had converted, leaving a total of $389,500 in principal outstanding, plus $31,160 in interest. By March 2023, all notes have converted except for $34,764 in principal and 2,781 in interest.

In 2023, the Company issued an additional $175,000 of convertible notes.

NOTE 5: STOCKHOLDERS’ EQUITY/(DEFICIT)

Capital Structure

On December 22, 2021, the Company amended its certificate of incorporation to amend its authorized stock to 9,150,000 shares of common stock, consisting of 6,920,000 shares of Class A voting common stock and 2,230,000 shares of Class B non-voting common stock, and 913,809 shares of preferred stock, designed as Series Seed Preferred Stock. Each with $0.0001 par value per share.

Class A voting common stock have voting rights, while Class B nonvoting common stock do not. The common stock is subject to the rights and preferences of common stock. Preferred stockholders are entitled to certain dilution protected dividend preference over common stockholders. Series Seed Preferred Stock are convertible at the holders’ option into common stock at a dilution protected 1:1 conversion rate. Series Seed Preferred stock is subject to mandatory conversion if and upon an initial public offering. Series Seed Preferred Stock are entitled to one vote per share on an as-converted basis.

Common Stock

As of December 31, 2022, the Company had 6,000,000 shares of Class A common stock and 1,699,084 shares of Class B common stock.

Preferred Stock

In December 2021, the Company issued 456,905 shares of its Series Seed Preferred Stock to an investor at $2.7358 per share, providing proceeds of $1,250,000. In March 2022, the Company issued another 456,904 shares for another $1,250,000 in cash. In 2023, an additional 67,400 shares of preferred stock were issued. There are 981,209 shares of Series Seed Preferred Stock outstanding.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022 and for the years then ended

2021 Omnibus Incentive Plan

The Company adopted the 2021 Omnibus Incentive Plan (the “Plan”), as amended and restated. The Plan permits the grant of stock options to attract and retain employees and consultants. Under the Plan, the Company issues stock options having a term of up to ten years and a strike price of no less than fair market value of common stock. Stock option is subject to vesting restrictions determined on a case-by-case basis.

The Company has reserved 981,896 shares of common stock under the Plan. As of December 31, 2022, 807,813 shares remained available for issuance under the Plan.

NOTE 6: RELATED PARTY TRANSACTIONS

The Company was capitalized with cash, inventory, accounts receivable, intangible assets, accounts payable and other obligations after inception from LLC in exchange for the shares of Class A Common Stock of the Company. The Company recorded these contributed assets at their verifiable book value. No goodwill or excess purchase price was allocated. Many of the most valuable assets contributed by LLC to the Company included customer lists, branding goodwill, patents and other intangibles that have no book value in these consolidated financial statements.

The Company has loans from its key employees to secure working capital amounting to $576,525 with $115,305 accrued interest as of December 31, 2023. This loan bear 5% interest per annum starting January 1, 2020 and has no fixed maturity.

NOTE 7: COMMITMENTS AND CONTINGENCIES

Lease Commitments

Starting February of 2022, the Company entered into a new lease agreement with Acumen Capital Partners LLC for office space for a monthly rent of $7,056.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023 and 2022 and for the years then ended

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2018, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company adopted this new standard effective January 1, 2019.

In August 2018, the FASB issued Accounting Standards Update (ASU) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”, which changes the fair value measurement disclosure requirements of ASC 820. This update is effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years. Management does not expect the adoption of ASU 2018-13 to have a material impact on the Company’s consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 9: SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 25, 2024, the date the consolidated financial statements were available to be issued. Based on this evaluation, management notes the following additional material events were identified which require adjustment or disclosure in these consolidated financial statements.

ITEM 8. EXHIBITS

2.1	Amended and Restated Certificate of Incorporation (1)

2.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (2)

2.3	Second Certificate of Amendment to Amended and Restated Certificate of Incorporation (3)

2.4	Third Certificate of Amendment to Amended and Restated Certificate of Incorporation (4)

2.5	Amended and Restated Bylaws (5)

4	Form of Subscription Agreement (6)

11	Consent of IndigoSpire CPAs & Advisors (7)

(1)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex2-1.htm

(2)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex2-2.htm

(3)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex2-3.htm

(4)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex2-4.htm

(5)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 17, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023081/tm233488d5_ex2-5.htm

(6)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A/A filed February 21, 2023 (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465923023395/tm237310d1_ex4.htm

(7)	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, NY., on April 30, 2024.

FISHER WALLACE LABORATORIES, INC.

By:	/s/ Kelly Roman	Date: April 30, 2024
Kelly Roman, Chief Executive Officer,
Principal Executive Officer and Director

By:	/s/ Charles A. Fisher	Date: April 30, 2024
Charles A. Fisher, Chief Financial Officer,
Principal Financial Officer, Principal Accounting Officer and Director